EXHIBIT 2. 1
[Translation]
SHARE HANDLING REGULATIONS
Amended as of October 31, 2007
TDK Corporation

CHAPTER I
GENERAL PROVISIONS
(Object)
Article 1.	In accordance with Article 13 of the Articles of Incorporation, the handling procedures for shares of the Company and fees therefor shall be governed by these Regulations.

Provided, however, that handling procedures with respect to shares held by the beneficial shareholders shall be governed by these Regulations as well as the provisions of The Japan Securities Depositary Center, Inc. (hereinafter referred to as the “Center”).
(Administrator of Shareholders’ Registry)
Article 2.	The administrator of shareholders’ registry of the Company, its place of business and forwarding offices are as follows:

Administrator of shareholders’ registry:
The Chuo Mitsui Trust & Banking Co., Ltd. 33-1 Shiba, 3-chome Minato-ku, Tokyo
Office for handling the business:
The Chuo Mitsui Trust & Banking Co., Ltd. 33-1 Shiba, 3-chome Minato-ku, Tokyo (Head Office)
Forwarding offices:
All branch offices of The Chuo Mitsui Trust & Banking Co., Ltd. and all branches offices of Japan Securities Agents, Ltd. in Japan
(Denominations of Share Certificates)
Article 3. 1.	The share certificates to be issued by the Company shall be in denominations of 100 shares, 500 shares and 1,000 shares. Provided, however, that share certificates representing the specified number of shares less than 100 shares may be issued for the shares constituting less than 100 shares.

2.	The shareholders shall not apply for the re-issuance of share certificates representing the number of shares constituting less than one unit, except as provided for in the Article 21 (Re-issuance of share certificates due to mutilation or defacement) and Article 22 (Re-issuance of share certificates due to a filled column).

3.	Notwithstanding the provisions of paragraph 1 above, the Company may, upon application by the Center, issue share certificates for the shares in the name of the Center that represent the specified number of shares other than the number prescribed in paragraph 1.

(Application and Notice, etc.)
Article 4. 1.	Any application, notice, request or notification with respect to business entrusted to the administrator of shareholders’ registry by the Company shall be made to the administrator of shareholders’ registry.

2.	All application, notice, request or notification to be made under these Regulations shall be in the form prescribed by the Company and shall be impressed with the seal filed with the Company in accordance with the provisions of Article 14 hereof.

3.	With respect to any application, notice, request or notification in the preceding paragraph, in the event that it is made or given by a proxy, a document evidencing his or her power shall be submitted to the Company. In the event that it requires the consent of his or her curator or assistant, a document evidencing the consent shall be submitted to the Company.
CHAPTER II
ENTRY OR ELECTROMAGNETIC RECORD, ETC.
IN THE SHAREHOLDERS’ REGISTRY
(Registration of Transfer of Shares)
Article 5. 1.	In case of an application for the entry or record in the shareholders’ registry (hereinafter referred to as the “Registration of Transfer of Shares”), a written application form shall be submitted together with the share certificates.

2.	In case of an application for the Registration of Transfer of Shares acquired due to causes other than assignment, in addition to taking the procedures prescribed in the previous paragraph, a document evidencing the acquisition thereof shall be submitted. Provided, however, that in case the share certificates concerned have not been issued, no submission thereof shall be required.
(Registration of Transfer of Shares When Specific Procedures Therefor are Provided For in Laws and Regulations)
Article 6.	In the event that a specific procedure is required by laws and regulations with respect to the transfer of shares, a written application form shall be submitted together with share certificates concerned and a document evidencing the completion of such procedure.
(Entry in Share Certificates)
Article 7.	Names of the applicants shall be stated in the share certificates as set forth in the preceding two Articles.
(Entry or Record in Beneficial Shareholders’ Registry)
Article 8.	Entry or record in the beneficial shareholders’ registry shall be made upon notification from the Center addressed to the beneficial shareholders and beneficial shareholders’ form.
(Beneficial Shareholders’ Form)
Article 9.	Beneficial shareholders shall submit the beneficial shareholders’ form through a participant in the central depositary and book-entry delivery system of share certificates (hereinafter referred to as the “Participant”).
(Addition)
Article 10.	In the event that a shareholder entered or recorded in the shareholders’ registry is identified with a beneficial shareholder entered or recorded in the beneficial shareholders’ registry according to the address and the name, the number of shares of each of such shareholders shall be added up with regard to the exercise of the shareholders’ rights.
CHAPTER III
REGISTRATION OF PLEDGE
(Registration of Pledge or Cancellation Thereof)
Article 11.	In case of an application for the registration, change or cancellation of a pledge for shares, a written application form shall be submitted under joint signatures of the pledgor and pledgee together with the share certificates concerned.
CHAPTER IV
NON-POSSESSION OF SHARE CERTIFICATES
(Request of Non-possession of Share Certificates)
Article 12.	In case of a request for the non-possession of share certificates, a written request shall be submitted together with the share certificates concerned. Provided, however, that in case the share certificates concerned have not been issued, no submission thereof shall be required.
(Request for Delivery of Non-possessed Share Certificates)
Article 13.1.	In the event that a shareholder who has requested non-possession of share certificates applies for the issuance or return of such share certificates, a written application form to that effect shall be submitted.

2.	In the case of the preceding paragraph, a shareholder is unable to apply for the issuance of share certificates for the shares constituting less than one unit.

CHAPTER V
VARIOUS NOTICES
(Notice of Address, Name and Seal Impression)
Article 14. 1.	Shareholders, beneficial shareholders and pledgees for registered shares or their legal representatives shall notify the Company of their addresses, names and seal impressions. Provided, however, that foreigners may substitute their specimen signatures for such seal impressions.

2.	The same shall apply in case of any change in the matters notified pursuant to the preceding paragraph.
(Notice of Place for Receiving Notices for Shareholder Residing Abroad, etc.)
Article 15.1.	Shareholders, beneficial shareholders and pledgees for registered shares or their legal representatives residing abroad shall, in addition to procedures stipulated in the preceding Article, appoint a standing proxy in Japan or designate a mailing address in Japan to receive notices and notify the Company thereof in advance.

2.	The provisions of the preceding Article shall apply mutatis mutandis to the standing proxy.
(Representative of Corporation)
Article 16. 1.	In the event that a corporation is a shareholder or beneficial shareholder, such corporation shall notify the Company of one (1) representative.

2.	In case of any change in the representative, a written notice shall be submitted together with a certified extract copy of the registered matters.
(Representative of Co-shareholders)
Article 17. 1.	Shareholders or beneficial shareholders who co-own shares shall appoint one (1) representative and notify the Company of such representative.

2.	The same shall apply to the change of the representative.
(Alteration of Indications in of Shareholders’ Registry, Beneficial Shareholders’ Registry and Share Certificates)
Article 18.1.	In case of any changes in indications of the shareholders’ registry, the beneficial shareholders’ registry and share certificates due to any of the following events, a written notice shall be submitted together with the share certificates concerned and any documents evidencing the fact of the following events.

Provided, however, that in case the share certificates have not been issued, and in case of alterations of the indications in the beneficial shareholders’ registry, no submission of the share certificates concerned shall be required:
(1)	Alteration of a surname or a first name;

(2)	Establishment, alteration or discharge of legal representative such as a person in parental authority or a guardian and the like;

(3)	Alteration of a trade name or corporate name; and

(4)	Alteration of an organization of a corporate entity.
(Various Notices by Beneficial Shareholders)
Article 19.1.	The provisions of Chapter V shall apply mutatis mutandis to the beneficial shareholders. Provided, however, that no submission of share certificates is required in case of alterations of the indications in the beneficial shareholders’ registry.

2.	In the event that beneficial shareholders submit the notice in the preceding paragraph, such notices shall be made through the Participant.

Provided, however, that no beneficial shareholder is required to submit any notice through the Participant in case of a change only of his or her seal impression.
CHAPTER VI
RE-ISSUANCE OF SHARE CERTIFICATES
(Re-issuance of Share Certificates Due to Sub-division or Consolidation)
Article 20. 1.	In case of an application for issuance of new share certificates due to stock split or consolidation of share certificates, a written application form shall be submitted together with the share certificate concerned.

2.	No application shall be made for the issuance of share certificates representing the shares constituting less than one unit due to sub-division or consolidation of share certificates.
(Re-issuance of Share Certificates Due to Mutilation or Defacement)
Article 21.	In case of an application for issuance of new share certificates due to defacement or mutilation of share certificates, a written application form shall be submitted together with the related share certificates. Provided, however, that if it is difficult to ascertain the authenticity of the share certificates, the provisions of Chapter VII shall apply.
(Issuance of Share Certificates Due to a Filled Column)
Article 22.	In the event that the column of the shareholders’ names on a share certificate is filled out, the Company shall collect such share certificates and shall issue a new share certificate.
(Automatic Consolidation of Shares Constituting Less Than One Unit)
Article 23.	In the event that share certificates representing the shares constituting less than one unit are submitted for the Registration of Transfer of Shares and any combination of such certificates could represent the number of shares constituting one unit, such certificates shall be combined into share certificates representing shares constituting one unit unless an applicant for such Registration of Transfer of Shares otherwise specifically expresses his or her intention.
CHAPTER VII
REGISTRATION OF LOST SHARE CERTIFICATES
(Application for Registration of Lost Share Certificates)
Article 24.	An applicant for the registration of lost share certificates shall submit a written application form together with a document evidencing the fact of the acquisition of share certificates, a document evidencing the fact of the loss of such share certificates and an identification document. Provided, however, that in case of the applicant for the registration of lost share certificates is a nominee, only a document evidencing the fact of the loss of share certificates shall be attached to a written application form.
(Cancellation of Registration by Registrant of Lost Share Certificates)
Article 25.	In the event that a registrant of lost share certificates applies for the cancellation of the registration in the preceding paragraph, a written application form shall be submitted.
(Cancellation of Registration of Lost Share Certificates by Holder of Share Certificates)
Article 26.	In the event that a person who holds the share certificate that has been registered as the lost share certificate applies for cancellation of the registration, a written application form shall be submitted together with the share certificate concerned and an identification document. Provided, however, that in the event that a shareholder or a pledgee for registered shares applies for cancellation of the registration, no submission of the identification document shall be required.
(Application mutatis mutandis to Various Notices)
Article 27.	In the event that a registrant of lost share certificates is not a shareholder or a pledgee for registered shares, when altering the statement or record of the register of lost share certificates, the provisions of Article 14 to Article 18 hereof shall apply mutatis mutandis.
CHAPTER VIII
PURCHASE OF SHARES CONSTITUTING LESS THAN ONE UNIT
(Application Method for Request of Purchase)
Article 28.	In the even that a shareholder who holds shares constituting less than one unit requests the Company to purchase such shares constituting less than on unit, a written application form shall be submitted together with the share certificates concerned to the place of business for handling shares or the forwarding offices provided for in Article 2. Provided, however, that in case the share certificates have not been issued, no submission thereof shall be required.
(Determination of Purchase Price)
Article 29.1.	The purchase price per share constituting less than one unit shall be the last sale price of the shares of the Company reported by the Tokyo Stock Exchange on the day on which the written application form and the share certificates concerned have been received at the place of business for handling shares or forwarding offices provided for in Article 2. Provided, however, that in case no trading is effected on that day or such day falls on a holiday of such stock exchange, the purchase price shall be the price at which the shares of the Company are first traded on such stock exchange subsequent thereto.

2.	The total purchase price shall be the amount equal to the purchase price per share constituting less than one unit stated in the preceding paragraph multiplied by the number of shares constituting less than one unit for which the application for request of the purchase was made.
(Payment of Purchase Price)
Article 30. 1.	Unless otherwise determined by the Company, the purchase price shall be paid to the applicant at the place where the application for the purchase was received on the sixth (6) business day immediately following the day on which the purchase price in the preceding Article is determined.

Provided, however, that when such purchase prices cum right for dividends on retained earnings or stock splits and the like, the purchase price shall be paid on or prior to the record date.

2.	The applicant for purchase of shares by the Company may require that payment of the purchase price shall be made by remitting to the bank account or Japan Post Bank account designated by such applicant.

3.	At the time of remitting the purchase price, the handling fee provided for in Article 41, paragraph 3 shall be deducted.
(Transfer of Shares Purchased)
Article 31.	The shares constituting less than one unit for which an application for the purchase by the Company has been made shall be transferred to the Company on a day on which payment of the purchase price or procedures for payment is completed pursuant to the preceding Article.

CHAPTER IX
ADDITIONAL PURCHASE OF SHARES
CONSTITUTING LESS THAN ONE UNIT
(Application Method of Additional Purchase)
Article 32.	In the event that a shareholder or a beneficial shareholder who holds shares constituting less than one unit make an application to the Company to sell such number of shares constituting less than one unit which, if combined with the shares constituting less than one unit already held by such shareholder (hereinafter referred to as the “Application for the Additional Purchase”), shall constitute one unit of shares, a written form of the Application for the Additional Purchase and the share certificates concerned, together with an estimated price of additional purchase, the details of which are provided in the following Article, shall be submitted to the place of business for handling shares or forwarding offices provided for in Article 2. Provided, however, that in case the share certificates have not been issued, no submission thereof shall be required.
(Estimated Price of Additional Purchase)
Article 33. 1.	The estimated price of additional purchase shall be obtained by multiplying the last sale price of the shares of the Company reported by the Tokyo Stock Exchange on the day prior to the day on which the documents relating to the Application for the Additional Purchase stated in the preceding Article have been received at the place of business for handling shares or forwarding offices provided for in Article 2 (if no trading is effected on that day, it shall be the last sale price of the shares of the Company which are traded on the Tokyo Stock Exchange on the day immediately preceding such date), by the number of the shares constituting less than one unit for which an Application for the Additional Purchase has been made, further multiplied by 1.3. Any amount less than 1,000 Japanese yen arising out of the above calculation shall be rounded upward to 1,000 Japanese yen.

2.	In case of an Application for the Additional Purchase in accordance with the provisions of the preceding Article, if the estimated price of the Additional Purchase is less than the amount provided for in the preceding paragraph, the Company shall not accept such Application for the Additional Purchase.
(Application for Additional Purchase Exceeding Number of Treasury Stock)
Article 34.	In the event that the total of several Applications for Additional Purchase on the same day exceeds the number of treasury stock of the Company to be transferred (excluding treasury stock held for a specified purpose), all Applications for the Additional Purchase made on that day shall become null and void.

(Effective Date)
Article 35.	The Application for the Additional Purchase shall take effect when the documents relating to the Application for the Additional Purchase provided for in Article 32 and the estimated price of the Additional Purchase provided for in Article 33 reach the place of business for handling shares or forwarding offices provided for in Article 2.
(Suspended Period for Acceptance of Application for Additional Purchase)
Article 36. 1.	The Company shall suspend acceptance of any Application for the Additional Purchase from twelve (12) business days prior to March 31 to March 31 of each year, and from twelve (12) business days prior to September 30 to September 30 of each year.

2.	Notwithstanding the foregoing paragraph, in addition to the above-mentioned period, the Company may fix any period to suspend acceptance of any Application for the Additional Purchase when it deems necessary.
(Determination of Additional Purchase Price)
Article 37. 1.	The additional purchase price per share constituting less than one unit shall be the last sale price of the shares of the Company reported by the Tokyo Stock Exchange on the effective date of the Application for the Additional Purchase. Provided, however, that in case no trading is effected on that day or such day falls on a holiday of such stock exchange, the additional purchase price shall be the price at which the shares of the Company are first traded on such stock exchange subsequent thereto.

2.	The total additional purchase price shall be the amount equal to the additional purchase price per share constituting less than one unit stated in the preceding paragraph multiplied by the number of shares constituting less than one unit for which the Application for the Additional Purchase was made.

3.	In the event that the estimated price of additional purchase provided for in Article 33 is less than the total amount of the additional purchase price provided for in the preceding paragraph and the handling fee provided for in Article 41 (hereinafter referred to the “Additional Purchase Cost”), the Company shall charge such deficit to the shareholder who made an Application for the Additional Purchase. In such case, if the deficit is not paid within five (5) business days from the day immediately following the day on which it has been charged, the relevant Application for the Additional Purchase shall be cancelled.

(Receipt of Additional Purchase Cost)
Article 38. 1.	The Company shall receive the Additional Purchase Cost out of the estimated price of the Additional Purchase on any day within six (6) business days from the day immediately following the day that the additional purchase price is determined or the deficit as stated in paragraph 3 of the preceding Article is paid, which is designated by the Company. Provided, however, that in case the additional purchase price is a price cum rights such as rights to receive dividends on retained earnings or make stock splits and the like, the Additional Purchase Cost shall be received prior to the record date or the allotment date.

2.	The Company shall repay any surplus amount obtained after deducting the Additional Purchase Cost in the preceding paragraph from the estimated price of the Additional Purchase by either remitting such amount to the bank account, or the cash payment by Japan Post Bank, which is designated by the shareholder who made an Application for the Additional Purchase.
(Transfer of Shares Constituting Less Than One Unit for which Application for the Additional Purchase was Made)
Article 39.	Treasury stock for which an Application for the Additional Purchase has been made shall be transferred to the shareholder who made an Application for the Additional Purchase on the day when the Selling Cost is fully received pursuant to the preceding Article.
(Delivery of Share Certificates)
Article 40.	A share certificate shall be immediately issued for the shares constituting one unit as a result of an Application for the Additional Purchase and delivered to the shareholder who mad an Application for the Additional Purchase.
CHAPTER X
HANDLING FEES
(Handling Fees)
Article 41.	Handling fees for handling of the shares of the Company shall be as follows:
(1)	In case of delivery of share certificates pursuant to Article 13 (Request for Delivery of Non-possessed Share Certificates) and Article 21 (Re-issuance of Share Certificates Due to Mutilation or Defacement):
The fee shall be ¥250 per share certificate
(2)	In case of an application for the registration of lost share certificates pursuant to Article 24 (Application for Registration of Lost Share Certificates):
The fee shall be ¥8,600 per application for the registration of lost share certificates and ¥500 per share certificate which will be registered as the lost share certificate.

(3)	Handling fee for the application for request of the purchase of Shares Constituting Less Than One Unit pursuant to Article 28 (Application Method for Request of Purchase) and the Application for the Additional Purchase pursuant to Article 32 (Application Method of Additional Purchase):
The fee shall be an amount equivalent to the brokerage fee for trading of shares, as determined separately.
Handling Fee for
Purchase of Shares Constituting Less Than One Unit
and Application for Additional Purchase of Shares Constituting Less Than One Unit
The fee to be charged pursuant to Section 3, Article 41 of the Share Handling Regulations (Handling Fee for an Application for the purchase of shares constituting less than one unit and Application for the Additional Purchase) shall be obtained by prorating the fee per one unit, calculated according to the following formula (the “unit fee”), to the Shares Constituting Less Than One Unit purchased or sold.
(Formula for the unit fee)
The unit fee shall be an amount equivalent to the percentage of the purchase price or the additional purchase price per unit as determined in accordance with Article 29 or Article 37, as the case may be, obtained by multiplying the number of shares constituting one unit:

Purchase/Sale price per unit	Fee rate
Less than and including ¥1 million	1.150%
Over ¥1 million but less than and including ¥5 million	0.900%
Over ¥5 million but less than and including ¥10 million	0.700%
Over ¥10 million but less than and including ¥30 million	0.575%
Over ¥30 million but less than and including ¥50 million	0.375%
(Any amount less than ¥1 is to be disregarded.)
Provided, however, that in the case that the fee per unit is less than ¥2,500, such fee shall be ¥2,500.